Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lender Processing Services, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-174650) on Form S-3 of Fidelity National Financial, Inc. of our report dated February 25, 2013, with respect to the consolidated balance sheets of Lender Processing Services, Inc. as of December 31, 2012 and 2011 and the related statements of earnings, comprehensive earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the Form 8-K of Fidelity National Financial, Inc. dated October 23, 2013.

/s/ KPMG LLP

October 23, 2013

Jacksonville, Florida

Certified Public Accountants

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